Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

ORAGENICS, INC.

CERTIFICATE OF DESIGNATION AND RIGHTS OF

SERIES F CONVERTIBLE PREFERRED STOCK

Pursuant to Section 607.0602 of the Florida Business Corporation Act

Oragenics, Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), does hereby certify:

FIRST: That pursuant to authority conferred upon the Board of the Corporation (the “Board”) by the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), and Sections 607.0602, 607.1002 and 607.1006 of the Florida Business Corporation Act (the “FBCA”), the Board adopted the following resolutions on August 25, 2023, authorizing a new series of the Corporation’s previously authorized Preferred Stock, no par value, designated as Series F Convertible Preferred Stock. Shareholder action was not required.

SECOND: The Series F Convertible Preferred Stock shall have the designation, number of shares, rights, qualifications, limitations and other terms and conditions as described herein.

THIRD: The Corporation is authorized to issue 50,000,000 shares of preferred stock, of which (1) 5,417,000 shares of Series A Preferred Stock, no par value (the “Series A Preferred Stock”), have been designated, issued and outstanding, (1) 4,050,000 shares of Series B Preferred Stock, no par value (the “Series B Preferred Stock”), have been designated, issued and outstanding, and (3) 404,728 shares of Series E Mirroring Preferred Stock, no par value (the “Series E Preferred Stock”), have been designated, issued and outstanding.

FOURTH: The Corporation entered into an Asset Purchase Agreement with Odyssey Health, Inc. f/k/a Odyssey Group International, Inc., a Nevada corporation, dated as of October 4, 2023 (the “Purchase Agreement”), pursuant to which it agreed to issue 8,000,000 shares of Series F Convertible Preferred Stock to Odyssey.

FIFTH: The following resolutions were duly adopted by the Board of the Corporation:

WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation as amended provide for a class of its authorized stock known as preferred stock, consisting of 50,000,000 shares, no par value, issuable from time to time in one or more series;

WHEREAS, the Board is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 8,000,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock pursuant to these Articles of Amendment (the “Certificate of Designation”) to the Corporation’s Articles of Incorporation as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with (as such terms are used in and construed under Rule 144 under the Securities Act of 1933), a Person. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security immediately prior to 4:00 p.m., New York City time, on the principal Trading Market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority of the then-outstanding Series F Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of the Corporation.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value of $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Condition” means the occurrence of shareholder approval of the Conversion Proposal, and with respect to any shares that would exceed the Corporation’s authorized share cap only, of any related amendments to the Articles of Incorporation necessary to authorize sufficient shares of Common Stock to allow such shares to be issued (“Shareholder Approval”).

“Conversion Proposal” means the proposal recommended by the Board of the Corporation that the shareholders of the Corporation vote to approve the conversion of the Series F Preferred issued pursuant to the Purchase Agreement into shares of Common Stock in accordance with Sections 712 and 713 of the NYSE American Listed Company Manual.

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“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series F Preferred Stock immediately following the satisfaction of the Conversion Condition or the Subsequent Conversion Condition, as applicable, in accordance with the terms hereof.

“Dividend Date” means the date that is six (6) months following the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means any holder of Series F Preferred Stock.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Subsequent Conversion Condition” means the occurrence of all of the following: (i) the Corporation shall have applied for and been approved for initial listing on the NYSE American or another national securities exchange or shall have been delisted from the NYSE American, and (ii) if, and only if, required by the rules of the NYSE American, the Corporation’s shareholders shall have approved any change of control that could be deemed to occur upon the conversion of the Series F Preferred Stock into Common Stock, based on the fact and circumstances existing at such time.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

Section 2. Designation, Amount and Par Value; Assignment.

(a) The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series F Convertible Preferred Stock (the “Series F Preferred Stock”) and the number of shares so designated shall be Eight Million (8,000,000). The Series F Preferred Stock shall have no par value per share.

(b) The Corporation shall maintain a register of shares of the Series F Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series F Preferred Stock Register”), in the name of the Holders thereof from time to time, including the name, address, electronic mail address and facsimile number of each such Holder. The Corporation may deem and treat the registered Holder of shares of Series F Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series F Preferred Stock may be issued solely in book entry form. The Corporation shall register the transfer of any shares of Series F Preferred Stock in the Series F Preferred Stock Register within three Business Days of the receipt of a written request therefor from the registered Holder thereof. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

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Section 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series F Preferred Stock (on an as-if-converted-to-Common-Stock basis) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in this Section 3, no other dividends shall be paid on shares of Series F Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Section 4. Voting Rights; Amendments.

(a) Except as otherwise provided herein or as otherwise required by the FBCA, the Series F Preferred Stock shall have no voting rights. However, as long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series F Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Articles of Incorporation or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series F Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise, (ii) issue further shares of Series F Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series F Preferred Stock, (iii) prior to the occurrence of both the Conversion Condition and the Subsequent Conversion Condition, consummate either: (A) any Fundamental Transaction (as defined below) or (B) any merger or consolidation of the Corporation with or into another entity or any stock sale to, or other business combination in which the shareholders of the Corporation immediately before such transaction do not hold at least a majority of the capital stock of the Corporation immediately after such transaction,(iv) designate any Preferred Stock creating a senior security to the Series F Preferred Stock; or (v)enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series F Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock, except that such holders may not vote such shares upon the proposal for Shareholder Approval in accordance with Sections 710, 712 and 713 of the NYSE American LLC Company Guide.

(b) Any vote required or permitted under Section 4(a) may be taken at a meeting of the Holders of the Series F Preferred Stock or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series F Preferred Stock, unless a higher percentage is required by the FBCA, in which case the written consent of the Holders of not less than such higher percentage shall be required.

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Section 5. Rank; Liquidation.

(a) The Series F Preferred Stock shall rank: (i) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to the Series F Preferred Stock (“Junior Securities”); (ii) on parity with the Common Stock and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series F Preferred Stock (the “Parity Securities”); and (iii) junior to the Series A Preferred Stock, Series B Preferred Stock, Series E Mirroring Preferred Stock and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series F Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (all such distributions being referred to collectively as “Distributions”).

(b) Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive, in preference to any Distributions of any of the assets or surplus funds of the Corporation to the holders of the Junior Securities, and pari passu with any Distribution to the holders of the Parity Securities, an equivalent amount of Distributions as would be paid on the Common Stock underlying the Series F Preferred Stock, determined on an as-converted basis, plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Junior Securities. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series F Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and holders of Parity Securities in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. A Fundamental Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

Section 6. Conversion.

(a) Automatic Conversion. The shares of Series F Preferred Stock shall be converted into shares of Common Stock as follows:

i. Automatic Conversion upon Conversion Conditions. At any time after the effective as of 5:00 p.m. (New York City time) on the second Business Day (the “Conversion Date”) after the date of the Conversion Condition, each such share of Series F Preferred Stock shall automatically convert into a number of shares of Common Stock equal to the Conversion Ratio (the “Initial Automatic Conversion”); provided, however, that the maximum number of shares of Common Stock issued in connection with Initial Automatic Conversions shall not exceed 19.9% (the “Change of Control Limit”) of the total number of shares of the Corporation’s Common Stock outstanding on October 4, 2023, including all shares issued in the Initial Automatic Conversions and any other shares of Common Stock issued by the Corporation, including pursuant to any equity financings. If the number of shares of Common Stock to be issued in the Initial Automatic Conversions exceeds the Change of Control Limit, then each Holder of Series F Preferred Stock shall have the number of shares to be issued to it, him or her reduced proportionately, based on the ratio of the total number of shares of Common Stock that would have been issued to such shareholder to the total number of shares of Common Stock that would have been issued to all such shareholders, subject to any applicable Beneficial Ownership Limitation, such that the Change of Control Limit is not exceeded. To effect the Initial Automatic Conversion, each Holder will deliver a Notice of Conversion to the Corporation in the form attached hereto. No fractional shares of Common Stock will be issued, and any fractions will be rounded down to the nearest whole share of Common Stock. Any share of Series F Preferred Stock that does not convert to Common Stock in the Initial Automatic Conversions will remain issued as Series F Preferred Stock and will automatically convert (a “Subsequent Automatic Conversion”) to a number of shares of Common Stock equal to one multiplied by the Conversion Ratio effective as of 5:00 p.m. (New York City time) on the second Business Day (the “Subsequent Conversion Date”) after the date the Subsequent Conversion Condition is satisfied. Unless converted to Common Stock in connection with an Initial Automatic Conversion or a Subsequent Automatic Conversion, the shares of Series F Preferred Stock shall not be convertible into Common Stock. The shares of Common Stock issued upon the Initial Automatic Conversion or upon the Subsequent Automatic Conversion are referred to as the “ Conversion Shares” and shares of Series F Preferred Stock that are converted in the Initial Automatic Conversion or in the Subsequent Automatic Conversion are referred to as the “Converted Stock”. The Conversion Shares shall be issued as follows:

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1. Converted Stock shall be automatically cancelled upon the Conversion Date or the Subsequent Conversion Date, as applicable, and converted into the corresponding Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders.

2. Notwithstanding the cancellation of the Converted Stock as described above, Holders of Converted Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.

(b) Conversion Ratio. The “Conversion Ratio” for each share of Series F Preferred Stock shall initially be 1 share of Common Stock issuable upon the conversion of each share of Series F Preferred Stock (corresponding to a ratio of 1:1), subject to adjustment as provided herein.

(c) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series F Preferred Stock in an Initial Automatic Conversion, and a Holder shall not have the right to convert any portion of the Series F Preferred Stock in an Initial Automatic Conversion, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Conversion, such Holder (together with any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series F Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within three (3) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series F Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at the discretion of the Holder, as communicated in writing to the Corporation, between 4.9% and 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion (to the extent permitted pursuant to this section). If no such writing is provided by a Holder to the Corporation prior to the Closing Date, the Beneficial Ownership Limitation for such Holder shall be 19.9%. Any Holder may lower such Holder’s Beneficial Ownership Limitation at any time prior to the satisfaction of the Conversion Condition by providing written notice to the Corporation.

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(d) Mechanics of Conversion

i. Delivery of Certificate or Electronic Issuance Upon Conversion. Unless otherwise requested by the Holder, the Conversion Shares shall be issued in book entry form.

ii. Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series F Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of outstanding shares of Series F Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series F Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series F Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

iv. Limitation on Conversion. In the event that shares of Series F Preferred Stock are automatically converted into Conversion Shares pursuant to Section 6(a), and the number of shares of Common Stock into which the shares of Series F Preferred Stock would be converted upon such conversion pursuant to this Certificate of Designation would exceed either the maximum number of unissued and otherwise unreserved shares of Common Stock which the Corporation may issue under the Articles of Incorporation at any given time but for this Section 6(d)(iv), then each Holder of Series F Preferred Stock as of the Conversion Date or Subsequent Conversion Date, as applicable, shall automatically convert only that number of shares of Series F Preferred Stock equal to (x) the aggregate number of shares of Series F Preferred Stock held by such Holder multiplied by (y) the quotient of (a) divided by (b), where (a) is the number of shares of Common Stock authorized but unissued and unreserved shares available for issuance and (b) is the number of shares of Common Stock underlying all outstanding shares of Series F Preferred Stock.

v. Transfer Taxes. The issuance of shares of the Common Stock upon conversion of the Series F Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Shares upon conversion in a name other than that of the registered Holder(s) of such shares of Series F Preferred Stock, and the Corporation shall not be required to issue or deliver such Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e) Status as Shareholder. Upon the Automatic Conversion and the Subsequent Automatic Conversion, (i) the shares of Series F Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series F Preferred Stock shall cease and terminate, excepting only the right to receive book entry statements for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series F Preferred Stock. In no event shall the Series F Preferred Stock convert into any shares of Common Stock prior to the Shareholder Approval.

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Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series F Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series F Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Fundamental Transaction. If, at any time while this Series F Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme or arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series F Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series F Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and insuring that this Series F Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close, which notice shall not contain any material, nonpublic information relating to the Corporation and/or any of its subsidiaries.

(c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Section 8. Redemption. Except as set forth herein, the shares of Series F Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

Section 9. Transfer. A Holder may transfer such shares of Series F Preferred Stock in whole, or in part, together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws and Purchase Agreement. The Purchase Agreement prohibits the transfer of the Series F Preferred Stock for 180 days following the closing of the transactions contemplated by the Purchase Agreement. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series F Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9.

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Section 10. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to the Corporation, at:

Oragenics, Inc.

4902 Eisenhower Blvd., Suite 125

Tampa, FL 33634

Attention to Kim Murphy, Chief Executive Officer

Email: kmurphy@oragenics.com

With a copy to:

Mark Catchur

101 East Kennedy Blvd., Suite 2800

Tampa, 33602

Email: mcatchur@shumaker.com

(or such other email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section.) Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email at the email address of such Holder appearing on the books of the Corporation, or if no such email address appears on the books of the Corporation, sent by a nationally recognized overnight courier service addressed to each Holder, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series F Preferred Stock granted hereunder may be waived as to all shares of Series F Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series F Preferred Stock then outstanding, unless a higher percentage is required by the FBCA, in which case the written consent of the Holders of not less than such higher percentage shall be required.

(c) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(f) Status of Converted Series F Preferred Stock. If any shares of Series F Preferred Stock shall be converted, repurchased, redeemed or otherwise acquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series F Preferred Stock.

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IN WITNESS WHEREOF, the undersigned has executed and subscribed these Articles of Amendment on this 4th day of December, 2023.

ORAGENICS, INC.

By:	/s/Kimberly Murphy
Name:	Kimberly Murphy
Title:	President and Chief Executive Officer

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ANNEX A NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series F Convertible Preferred Stock indicated below, [represented by stock certificate No(s).][represented in book-entry form] (the “Series F Convertible Preferred Stock Certificates”), into shares of common stock, par value $0.001 per share (the “Common Stock”), of Oragenics, Inc. (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Amendment to the Articles of Incorporation (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Florida on December 4, 2023.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, the “Attribution Parties”)), including the number of shares of Common Stock issuable upon conversion of the Series F Convertible Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series F Convertible Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(c) of the Certificate of Designation, is [ ]. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

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Conversion calculations:

Date to Effect Conversion:	_______________________________________________

Number of Shares of Series F Convertible Preferred Stock Owned Prior to Conversion:	_______________________________________________

Number of Shares of Series F Preferred Stock to be Converted:	_______________________________________________

Address for Delivery of Physical Certificates:	_______________________________________________
_______________________________________________
_______________________________________________

Or for DWAC Delivery:

DWAC	Instructions: ____________________________________

Broker No: ______________________________________

Account No: ____________________________________

[HOLDER]

By: ___________________________________________

Name: _________________________________________

Title: __________________________________________

Date: __________________________________________

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